Exhibit 16.1

Deloitte & Touche LLP
Suite 1200
695 Town Center Drive
Costa Mesa, CA 92626-7188
USA

Tel: +1 714 436 7100
Fax: +1 714 436 7200
www.deloitte.com

June 24, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of TriLinc Global Impact Fund, LLC’s Form 8-K dated June 24, 2014, and have the following comments:

1. We agree with the statements made in the second sentence of the first paragraph, paragraphs two through five and the first sentence of the sixth paragraph.

2. We have no basis on which to agree or disagree with the first sentence in the first paragraph, the second sentence in the sixth paragraph and seventh paragraph.

Yours truly,

Costa Mesa, California

Member of
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